EXHIBIT 23.02

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             [Printed on letterhead of Pincock, Allen & Holt]

                          June 7, 1996

Mr. John Bielun
Chief Financial Officer
Alta Gold Co.
601 Whitney Ranch Road
Suite 10
Henderson, Nevada 89014

Dear Sirs:

      Pincock, Allen & Holt (PAH), a mining consulting firm based in Lakewood, Colorado, hereby consents to the incorporation by reference of our report entitled "Reserve Audit, Kinsley Mountain Gold Mine, Olinghouse Gold Project, Griffon Gold Project, and the Copper Flat Copper Project," dated March 15, 1996 into Form S-3 of Alta Gold Co. and all references to our firm included in or made part of Alta Gold Co.'s Annual Report or Form 10-K for the fiscal year ending December 31, 1995.

                              Sincerely,

                              PINCOCK, ALLEN & HOLT

                              /s/ John W. Rozelle
                              John W. Rozelle, C.P.G.
                              Principal Geologist

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